Exhibit 5.1

[Dorsey & Whitney LLP Letterhead]

September 20, 2013

SUPERVALU INC.
7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344

Re:                        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SUPERVALU INC., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of up to 450,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the SUPERVALU INC. Inducement Grant Stock Option Agreement, effective as of August 7, 2013, between SUPERVALU INC. and Bruce H. Besanko (the “Option Agreement”) and the SUPERVALU INC. Inducement Grant Restricted Stock Award Agreement, effective as of August 7, 2013 between SUPERVALU INC. and Bruce H. Besanko (the “RSA Agreement” and together with the Option Award, the “Inducement Award Agreements”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Inducement Award Agreements, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

GLT